Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Corporation Reports Preliminary Fourth-Quarter
and Full-Year 2008 Financial Results
     SOUTHFIELD, Mich., January 29, 2009 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today reported preliminary financial results for the fourth quarter and full year of 2008, as follows:
•	Net sales of $2.6 billion in Q4 and $13.6 billion for full year
•	Core operating earnings positive in Q4 and strong for full year
•	Year end cash and cash equivalents balance of $1.6 billion
•	Accelerated and expanded global restructuring and cost reduction efforts
•	Continued to diversify sales, with 64% of 2008 revenue generated outside of N.A.
•	Awarded electrical and electronic content on Chevy Volt and other new hybrids
Business Conditions
     The production environment in the fourth quarter was extremely challenging due to significantly lower production volumes globally. In North America, industry production compared with a year ago was down 26%, the Domestic Three were down 30%, and our top fifteen platforms were down 26%. In Europe, industry production was down 29%, and our top five customers were down 31%. Globally, automotive production was down 21%.
     “These sharp declines in automotive production in North America and globally dramatically impacted our financial results in the fourth quarter,” said Bob Rossiter, Lear’s chairman, chief executive officer and president. “We have been aggressively restructuring our global operations in response to changing business conditions. Lear’s strategy to manage through the downturn is to accelerate and expand global restructuring and cost reduction efforts, to narrow our investment focus to minimize cash burn and to continue to provide our customers with superior value.”
(more)

Fourth-Quarter 2008 Financial Results
     For the fourth quarter of 2008, Lear reported net sales of $2.6 billion and a pretax loss of $692.1 million, driven largely by a non-cash goodwill impairment charge of $530.0 million and restructuring costs of $66.2 million. Income before interest, other (income) expense, income taxes, restructuring costs and other special items (core operating earnings) was $22.0 million in the fourth quarter of 2008. This compares with net sales of $3.9 billion, pretax income of $45.1 million and core operating earnings of $178.6 million in the fourth quarter of 2007. A reconciliation of core operating earnings to pretax income (loss) as determined by generally accepted accounting principles (“GAAP”) is provided in the attached supplemental data pages.
     The decline in net sales for the quarter primarily reflects a significant reduction in production in North America and Europe.
     In the seating segment, net sales were down 32% to $2.1 billion. Operating margins declined sharply, reflecting primarily the impact of lower vehicle production offset partially by favorable cost performance. In the electrical and electronic segment, net sales were down 33% to $529 million. Operating margins declined significantly, driven by lower vehicle production offset partially by favorable cost performance.
     Net loss was $688.2 million, or $8.91 per share, including the non-cash goodwill impairment charge and restructuring costs, for the fourth quarter of 2008. This compares with net income of $27.0 million, or $0.34 per share, in the year earlier quarter.
     In the fourth quarter of 2008, free cash flow was negative $38.3 million, as compared with free cash flow of $170.9 million in the fourth quarter of 2007. The decline in free cash flow compared with a year ago primarily reflects lower earnings. Net cash provided by (used in) operating activities was ($90.9) million and $157.4 million in the fourth quarters of 2008 and 2007, respectively. A reconciliation of free cash flow to net cash provided by (used in) operating activities as determined by GAAP is provided in the attached supplemental data pages.
Full-Year 2008 Financial Results
     For the full year 2008, Lear reported net sales of $13.6 billion and a pretax loss of $604.1 million, driven largely by a non-cash goodwill impairment charge of $530.0 million and restructuring costs of $193.9 million. Core operating earnings were $418.4 million for the full year 2008. This compares with net sales of $16.0 billion, pretax income of $331.4 million and core operating earnings of $748.5 million in 2007. A reconciliation of core operating earnings to pretax income (loss) as determined by GAAP is provided in the attached supplemental data pages.
     The decline in net sales for the full year primarily reflects a significant reduction in production in North America and Europe and the divestiture of the interior business,

partially offset by favorable foreign exchange. The decline in core operating earnings reflects the decline in net sales offset in part by favorable cost performance, including the benefit of restructuring actions.
     Lear reported a net loss of $689.9 million, or $8.93 per share, including the non-cash goodwill impairment charge and restructuring costs, for the full-year 2008. This compares with net income of $241.5 million, or $3.09 per share, for the full-year 2007.
     Free cash flow in 2008 was negative $70.7 million as compared with free cash flow of $433.6 million in 2007. The decline primarily reflects lower earnings and higher cash costs for restructuring. Net cash provided by operating activities was $144.2 million and $466.9 million in 2008 and 2007, respectively. A reconciliation of free cash flow to net cash provided by operating activities as determined by GAAP is provided in the attached supplemental data pages.
     For the year, Lear continued to make progress on its strategic priorities, including further diversification of its global sales, business development in emerging markets and the implementation of an operating improvement plan for the electrical and electronic segment. Approximately two-thirds of Lear’s 2008 net sales were generated outside of North America. In addition, Lear continues to improve quality and win new business globally. Our business backlog for the 2009 to 2011 period currently stands at $1.1 billion, with 60% in the seating segment and 40% in the electrical and electronic segment, including recent awards on the Chevy Volt and several other new hybrid models.
     In terms of liquidity, the Company had approximately $1.6 billion in cash and cash equivalents as of December 31, 2008, providing more than adequate resources to satisfy ordinary course business obligations. During the fourth quarter of 2008, Lear chose to borrow $1.2 billion under its primary credit facility in order to protect against disruptions in the capital markets and to further bolster its liquidity position. The Company elected not to repay the amounts borrowed at year end in light of continued market and industry uncertainty. As a result of this decision, the Company is no longer in compliance with the leverage ratio contained in its primary credit facility. The Company has initiated discussions with the co-agents under its primary credit facility to seek a long-term amendment. The discussions have been constructive and are continuing. Because the amendment will require support from lenders holding a majority of outstanding commitments and borrowings under the primary credit facility, the Company intends to pursue discussions with a broader lender group before finalizing the amendment proposal and launching the formal amendment process. If the Company is unable to obtain an amendment, upon a majority vote of the lenders under the primary credit facility, the lenders would have the right to exercise all remedies thereunder, which would have a material adverse effect on the Company’s financial position.
     Lear will webcast a conference call to review the Company’s fourth-quarter 2008 financial results and related matters on Thursday, January 29, 2009, at 8:00 a.m.

eastern time through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at
1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until February 12, 2009, with a Conference I.D. of 75075891.
Non-GAAP Financial Information
     In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items” (core operating earnings) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s asset-backed securitization and factoring facilities, minority interests in consolidated subsidiaries, equity in net income of affiliates and gains and losses on the sale of assets. Free cash flow represents net cash provided by (used in) operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings is a useful measure in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that this measure is useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
     Core operating earnings and free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms, further impairment charges initiated by adverse industry or market developments, the Company’s ability to obtain a waiver or amendment under its primary credit facility and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.
     This press release also contains information on the Company’s sales backlog. The Company’s incremental sales backlog reflects anticipated net sales from formally awarded new programs and open replacement programs, less phased-out and cancelled programs. The calculation of backlog does not reflect customer price reductions on existing or newly awarded programs. The backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new and replacement programs, foreign exchange rates and the timing of major program launches. Lear’s 2009 – 2011 sales backlog is based on an exchange rate of

$1.40/per Euro and the December 15, 2008 status of CSM Worldwide’s industry production assumptions.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 80,000 employees at 215 facilities in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,	December 31,
	2008	2007
Net sales	$2,600.4	$3,859.0

Cost of sales	2,542.3	3,626.3
Selling, general and administrative expenses	96.6	146.1
Goodwill impairment charges	530.0	—
Divestiture of Interior business	—	2.9
Interest expense	50.8	48.9
Other (income) expense, net	72.8	(10.3)

Income (loss) before income taxes	(692.1)	45.1
Income taxes	(3.9)	18.1

Net income (loss)	$(688.2)	$27.0

Basic net income (loss) per share	$(8.91)	$0.35

Diluted net income (loss) per share	$(8.91)	$0.34

Weighted average number of shares outstanding
Basic	77.3	77.2

Diluted	77.3	78.3

Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Twelve Months Ended
	December 31,	December 31,
	2008	2007
Net sales	$13,570.5	$15,995.0

Cost of sales	12,826.5	14,846.5
Selling, general and administrative expenses	513.2	574.7
Goodwill impairment charges	530.0	—
Divestiture of Interior business	—	10.7
Interest expense	190.3	199.2
Other expense, net	114.6	32.5

Income (loss) before income taxes	(604.1)	331.4
Income taxes	85.8	89.9

Net income (loss)	$(689.9)	$241.5

Basic net income (loss) per share	$(8.93)	$3.14

Diluted net income (loss) per share	$(8.93)	$3.09

Weighted average number of shares outstanding
Basic	77.2	76.8

Diluted	77.2	78.2

Lear Corporation and Subsidiaries
Selected Balance Sheet Data
(In millions)

	December 31,	December 31,
	2008	2007
Cash and cash equivalents *	$1,592.1	$601.3
PP&E, net	1,213.5	1,392.7
Total assets	6,872.9	7,800.4
Reported debt *	3,526.8	2,454.6
Stockholders’ equity	198.9	1,090.7

*	Increase in cash and cash equivalents and in reported debt is primarily due to borrowings of $1.2 billion under the Company’s primary credit facility.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	December 31,	December 31,
	2008	2007
Net Sales
North America	$1,036.5	$1,566.4
Europe	1,121.2	1,781.0
Rest of World	442.7	511.6

Total	$2,600.4	$3,859.0

Content Per Vehicle *
North America	$368	$430
Europe	$293	$344

Free Cash Flow **
Net cash provided by (used in) operating activities	$(90.9)	$157.4
Net change in sold accounts receivable	86.5	101.6

Net cash provided by (used in) operating activities before net change in sold accounts receivable	(4.4)	259.0
Capital expenditures	(33.9)	(88.1)

Free cash flow	$(38.3)	$170.9

Depreciation and Amortization	$71.8	$76.0

Core Operating Earnings **
Pretax income (loss)	$(692.1)	$45.1
Interest expense	50.8	48.9
Other (income) expense, net	67.1 ***	(10.3)
Restructuring costs and other special items -
Goodwill impairment charges	530.0	—
Divestiture of Interior business	—	2.9
Costs related to restructuring actions	66.2	93.9
Costs related to merger transaction	—	(1.9)

Core Operating Earnings	$22.0	$178.6

*	Content Per Vehicle for 2007 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***	Reported 2008 other expense, net of $72.8 million includes costs related to restructuring actions of $5.7 million listed below.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Twelve Months Ended
	December 31,		December 31,
	2008		2007
Net Sales
North America	$4,924.6		$7,260.4
Europe	6,593.2		6,895.1
Rest of World	2,052.7		1,839.5

Total	$13,570.5		$15,995.0

Net Sales — Core Businesses
North America	$4,924.6		$6,648.4
Europe	6,593.2		6,827.1
Rest of World	2,052.7		1,830.6

Total	$13,570.5		$15,306.1

Content Per Vehicle *
North America	$391		$483
North America — core businesses	$391		$443
Europe	$348		$342
Europe — core businesses	$348		$338

Free Cash Flow **
Net cash provided by operating activities	$144.2		$466.9
Net change in sold accounts receivable	(47.2)		168.9

Net cash provided by operating activities before net change in sold accounts receivable	97.0		635.8
Capital expenditures	(167.7)		(202.2)

Free cash flow	$(70.7)		$433.6

Depreciation and Amortization	$299.3		$296.9

Basic Shares Outstanding at end of quarter	77,403,859		77,189,965

Diluted Shares Outstanding at end of quarter ***	77,403,859		78,159,822

Core Operating Earnings **
Pretax income (loss)	$(604.1)		$331.4
Interest expense	190.3		199.2
Other expense, net	108.3	****	28.6	****
Restructuring costs and other special items -
Goodwill impairment charges	530.0		—
Costs related to divestiture of Interior business	—		20.7
Costs related to restructuring actions	193.9		181.8
U.S. salaried pension plan curtailment gain	—		(36.4)
Costs related to merger transaction	—		34.9
Loss on joint venture transaction	—		3.9
Less: Interior business	—		(15.6)

Core Operating Earnings	$418.4		$748.5

*	Content Per Vehicle for 2007 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***	Calculated using stock price at end of quarter. Excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

****	Reported other expense, net of $114.6 million in 2008 and $32.5 million in 2007 includes costs related to restructuring actions of $6.3 million in 2008 and the loss on joint venture transaction of $3.9 million in 2007 listed below.